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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                        DATE OF REPORT:  AUGUST 15, 1997
                        (Date of earliest event reported)




                              ELTRAX SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)




          MINNESOTA        COMMISSION FILE NO. 0-22190      41-1484525
(State of incorporation)                               (IRS Employer I.D. No.)



                           2000 TOWN CENTER, SUITE 690
                              SOUTHFIELD, MI  48075
                    (Address of principal executive offices)



                                 (248) 358-1699
              (Registrant's telephone number, including area code)

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ITEM 5.        OTHER EVENTS.

MERGER WITH HI-TECH CONNECTIONS, INC.

     On August 15, 1997, pursuant to an Agreement and Plan of Merger dated as of August 15, 1997, but effective as of August 1, 1997 (the "Merger Agreement") by and among Eltrax Systems, Inc., a Minnesota corporation (the "Company"), Hi-Tech Acquiring Corp., a Pennsylvania corporation ("Acquiring Sub"), Hi-Tech Connections, Inc., a Pennsylvania corporation ("Hi-Tech"), Edward C. Barrett ("Barrett"), Daniel M. Christy ("Christy"), and David R. Hurlbrink ("Hurlbrink"), Acquiring Sub merged with and into Hi-Tech, whereupon the separate existence of Acquiring Sub ceased and Hi-Tech continues as the surviving corporation and as a wholly owned subsidiary of the Company. The description of the merger included herein does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger which is filed as Exhibit 2.1 hereto.

     Pursuant to the terms of the Merger Agreement, upon the closing of the Merger on August 15, 1997, 150,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock") were issued to the shareholders of Hi-Tech (the "Shareholders") in connection with the Merger. The 150,000 shares of Common Stock issued in connection with the Merger represents approximately 1.8% of the issued and outstanding shares of Common Stock after the closing.

     In addition to the 150,000 shares of Common Stock issued upon the closing of the Merger, the Shareholders are also collectively entitled to receive 150,000 additional shares of Common Stock (the "Deferred Consideration") on March 25, 1998. However, to the extent that the net income of Hi-Tech is greater or less than $180,000 for the six-month period ending December 31, 1997, the Deferred Consideration will be reduced or increased by two shares of Common Stock for each dollar that the net income is less than or greater than $180,000 for such six-month period. Furthermore, if the average closing trading price of the Common Stock on the five business days preceding March 25, 1998 (the "Distribution Date Price") is less than $4.50 or greater than $8.50 per share, the Deferred Consideration shall be adjusted by multiplying the number of shares that would otherwise be payable to the Shareholders by a fraction in which the numerator is $4.50, if the Distribution Date Price is less than $4.50 share, or $8.50, if the Distribution Date Price is greater than $8.50 per share, and the denominator is the Distribution Date Price. All of the shares of the Common Stock that have been and may be issued to the Shareholders in connection with the Merger are "restricted stock", as defined in Rule 144 promulgated under the Securities Act of 1933, and have certain "piggyback" registration rights.

     In addition to the foregoing, the Company entered into an Employment and Non-Competition Agreement with each of Hurlbrink, Barrett, and Christy. The Hurlbrink and Christy agreements provide for the employment by the Company of each for a period of one (1) year from August 1, 1997, and the Barrett agreement provides for a two (2) year term. The Hurlbrink and Christy agreements provide for a one-year non-compete

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period, and the Barrett agreement provides for a two-year non-compete period.
The description of the Employment and Non-Competition Agreements included herein does not purport to be complete and is qualified in its entirety by reference to the Employment and Non-Competition Agreements which are filed as Exhibits 10.1, 10.2, and 10.3 hereto.

     For accounting purposes, it is intended that the Merger will be treated as a purchase transaction under APB Opinion No. 16.

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RESIGNATION OF PRESIDENT AND HEADQUARTERS CONSOLIDATION

     On August 21, 1997, the Company announced that it expected to complete the consolidation of its headquarters in Southfield, Michigan and close its Minnetonka, Minnesota offices within two weeks. The Company also announced that its President, Mack V. Traynor, III, had elected not to relocate to Michigan and was resigning his executive office, effective immediately. Mr. Traynor will continue to serve on the Company's board of directors and William P. O'Reilly, the Company's Chairman and Chief Executive, will assume the duties of President on an interim basis.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


Exhibit                                                          Filed
Number    Description                                            Herewith
-------   -----------                                            ---------
 2.1      Agreement and Plan of Merger dated as of                    X
          August 15, 1997, but effective as of August 1,
          1997, by and among Eltrax Systems, Inc., a Minnesota corporation, Hi-Tech Acquiring Corp., a Pennsylvania corporation, Hi-Tech Connections,
          Inc., a Pennsylvania corporation, Edward C. Barrett,
          Daniel M. Christy, and David R. Hurlbrink

 10.1     Employment and Non-Competition Agreement between
          the Company and Edward C. Barrett                           X

 10.2     Employment and Non-Competition Agreement between
          the Company and Daniel M. Christy                           X

 10.3     Employment and Non-Competition Agreement between
          the Company and David R. Hurlbrink                          X


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   ELTRAX SYSTEMS, INC.,
                                   a Minnesota corporation


Date:  August 27, 1997             By:  /s/ William P. O'Reilly
                                        -----------------------
                                        William P. O'Reilly,
                                        Chairman of the Board and Chief
                                        Executive Officer



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                                  EXHIBIT INDEX


Exhibit                                                          Filed
Number    Description                                            Herewith
-------   -----------                                            ---------
 2.1      Agreement and Plan of Merger dated as of                    X
          August 15, 1997, but effective as of August 1,
          1997, by and among Eltrax Systems, Inc., a Minnesota corporation, Hi-Tech Acquiring Corp., a Pennsylvania corporation, Hi-Tech Connections,
          Inc., a Pennsylvania corporation, Edward C. Barrett,
          Daniel M. Christy, and David R. Hurlbrink

 10.1     Employment and Non-Competition Agreement between            X
          the Company and Edward C. Barrett

 10.2     Employment and Non-Competition Agreement between            X
          the Company and Daniel M. Christy

 10.3     Employment and Non-Competition Agreement between            X
          the Company and David R. Hurlbrink

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